CERTIFICATE

         The undersigned, being the Chief Executive Officer of Immucor, Inc., a Georgia corporation (the "Corporation"), does hereby certify pursuant to Section 14-2-1007(d) of the Georgia Business Corporation Code (the "Code") that Restated Articles of Incorporation have been adopted by the Corporation and that the full text of the Restated Articles of Incorporation are attached hereto in their entirety. The undersigned further certifies that:

         1. Article V of the Articles of Amendment has been amended to increase from 30,000,000 shares to 45,000,000 shares the number of shares of Common Voting Stock of $.10 par value per share of the Corporation which the Corporation is authorized to issue. This amendment was duly adopted by the Board of Directors of the Corporation on August 22, 2000 in accordance with Section 14-2-1003 of the Code, and duly approved by the Shareholders of the Corporation at the annual meeting of Shareholders held on November 30, 2000.

         2. Former Articles VII, IX and X, pertaining to the initial registered office and agent, the initial directors, and the incorporators, respectively, have been omitted. This amendment was duly adopted by the Board of Directors of the Corporation on August 22, 2000 in accordance with Section 14-2-1002 of the Code, and the approval of the shareholders was not required.

         3. The Amended and Restated Articles were adopted by the Corporation in the manner prescribed by the Code. The Amended and Restated Articles accurately restate the Articles of Incorporation of the Corporation and amendments existing immediately prior to the adoption of the accompanying Amended and Restated Articles and further amend the Corporation's articles as indicated therein.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate on January 4, 2001.


                                   /s/ Edward L. Gallup
                                   --------------------
                                   Edward L. Gallup, Chief Executive Officer

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                  IMMUCOR, INC.

                        Restated as of November 30, 2000


         FIRST:   The name of the corporation is IMMUCOR, INC.

         SECOND: The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

         THIRD:   The period of its duration is perpetual.

         FOURTH: The purpose or purposes for which the corporation is organized are:

          All lawful purposes, including, but not limited to, manufacturing and sale of diagnostic blood bank reagents.

         FIFTH: The corporation shall have authority, exercisable by its Board of Directors to issue not more than 45,000,000 shares of common voting stock of $.10 par value per share (the "Common Stock").

         The corporation shall have the authority to acquire shares of its capital stock out of its unreserved and unrestricted earned surplus and capital surplus available therefor as otherwise provided by law.

         SIXTH: The corporation will not commence business until it has received the sum of five hundred dollars ($500.00) as consideration for the issuance of shares.

         SEVENTH: No shareholder of this corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized.

         EIGHTH: The personal liability of a director of the corporation to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director shall be limited to an amount not exceeding said director's compensation for services as a director during the twelve-month period immediately preceding such breach, except that a director's liability shall not be so limited for

(i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation,

(ii) acts or omissions which involved intentional misconduct or a knowing vio-lation of law,

(iii) liability under Section 14-2-832 (or any successor provision or redesig-nation thereof) of the Georgia Business Corporation Code, and

(iv) any transaction from which the director derived an improper personal benefit.

         For purposes of this Article Eleventh, a director's compensation for serving as a director shall not include amounts received as reimbursement for expenses, or for services as an officer, employee or agent.

         If at any time the Georgia Business Corporation Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by such Code, as so amended, without further action by the shareholders, unless the provisions of the Georgia Business Corporation Code, as amended, require further action by the shareholders.

         Any repeal or modification of the foregoing provisions of this Article Eleventh shall not adversely affect the elimination or limitation of liability or alleged liability of any director of the corporation pursuant to Article Eleventh as in effect prior to such repeal or modification, for or with respect to any acts or omissions of such director prior to such repeal or modification.